INVESTMENT ADVISORY CONTRACT

                                   PIMCO Funds
                            840 Newport Center Drive
                         Nevport Beach, California 92260

                          November 22, 1994, as amended
                               ____________, 1995


Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California  92260

Dear Sirs:

     This will confirm the agreement between the undersigned and Pacific Investment Management Company ("PIMCO" or the "Adviser") as follows. PIMCO Funds (the "Trust") has entered into an Investment Advisory Contract (the "Contract") with PIMCO dated November 22, 1994, pursuant to which PIMCO provides investment advisory services to the Trust. This agreement amends Sections 3 and 6 of the Contract as follows:

     3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this contract and (ii) provide all services, equipment and facilities necessary to perform its obligations under this-Contract.

       (b) The Trust shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Adviser, the Distributor or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Trust) , transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Contract, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(b) shall be the responsibility of the other party or parties to that agreement.

     6. In consideration of the services to be rendered by the Adviser under this Contract, each Fund of the Trust shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the following annual rates: Commercial Mortgage Securities, StocksPLUS and VersaSTYLE Equity Funds: 0.40%; all other Funds: 0.25%.

     If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this Contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Contract, a "business day" is any day the New York Stock Exchange is open for trading.

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                Very truly yours,

                                PIMCO FUNDS



                              By:_________________
                              Title:


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY



By:___________________
Title: